Exhibit 99.1

Trovagene, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

Expanding Cancer Monitoring Platform with Additional Oncogene Mutation Assays, Building Clinical Evidence to Facilitate Broad Adoption

SAN DIEGO, CA — March 17, 2014 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the quarter and the year ended December 31, 2013.

“In 2013, we transitioned from a technology-driven company to one focused on building a body of clinical evidence, including health economic data, to demonstrate how our molecular diagnostic platform may change the way cancer patients are treated,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “This year, we plan to release additional oncogene mutation assays to broaden the reach of our technology, and to present additional clinical study results to establish the value of our innovative platform.”

Fourth Quarter 2013 Financial Results

For the fourth quarter ended December 31, 2013, Trovagene reported a net loss of $1.0 million, or $0.05 per share, as compared to a net loss of $6.3 million, or $0.43 per share, for the quarter ended December 31, 2012. The change in net loss is primarily due to an increase in total operating expenses of $1.3 million offset by a change in the fair value of derivative instruments related to warrants of $6.7 million, as compared to the prior year period.

Year End 2013 Financial Results

For the year ended December 31, 2013, Trovagene reported a net loss of $11.8 million or $0.70 per share, as compared to a net loss of $11.6 million, or $0.89 per share, for the twelve months ended December 31, 2012. The change in net loss is due primarily to an increase in total operating expenses of $5.6 million, offset by a change in the fair value of derivative instruments related to warrants of $5.6 million, as compared to the prior year period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $25.8 million as of December 31, 2013, as compared to $10.8 million on December 31, 2012. The Company completed a $15 million registered direct offering on July 31, 2013.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

Summary of Corporate Events

Clinical Collaborations and Assay Development

Trovagene continues to advance its molecular diagnostic platform for the non-invasive monitoring of cancer patients. The Company currently has six ongoing clinical programs, with goals to establish the clinical utility of its oncogene mutation assays, demonstrate health economic benefits, and improve the overall standard-of-care for cancer treatment.

In 2013, Trovagene executed on the following:

•                  Expanded clinical collaboration with the University of Texas MD Anderson Cancer Center

•                  Validated and released BRAF V600E mutation monitoring test, the Company’s first urine-based oncogene assay, through Trovagene’s CLIA laboratory

•                  Entered into a clinical trial agreement with USC Norris Cancer Center to conduct a study evaluating genomic characterizations of metastatic colorectal cancers using Trovagene’s proprietary assay technology

•                  Presented early data from a clinical study with MD Anderson Cancer Center demonstrating strong concordance between tissue biopsy and Trovagene’s molecular diagnostic platform for identifying mutational status, in addition to providing clinical evidence that urine-based assays can be useful for monitoring cancer treatment response over time

•                  Signed clinical study agreement with US Oncology Research to examine the utility of quantitative KRAS mutation detection and monitoring in metastatic pancreatic cancer patients

In the first quarter of 2014, the Company announced the following:

•                  Released first urine-based multiplexed oncogene mutation assay utilizing Next Generation Sequencing (NGS) technology, for the detection and monitoring of seven mutations in the KRAS oncogene

In addition to Trovagene’s focus on developing and commercializing its non-invasive molecular diagnostic platform for cancer monitoring, the Company is pursuing non-core corporate development activities including the following:

Collaborations with Pharmaceutical and Strategic Diagnostic and Life Science Companies

The goal of Trovagene’s pharmaceutical collaboration program is to integrate the Company’s oncogene detection and monitoring technology in clinical trials to aid in the development of targeted cancer therapies. Trovagene has also entered into agreements with large diagnostic and life science companies to potentially broaden the applicability of its technology. Key accomplishments in 2013 related to these activities are:

•                  Signed first biopharmaceutical collaboration to evaluate Trovagene’s proprietary urine-based cell-free molecular diagnostics for the detection of certain epidermal growth factor receptor (EGFR) mutations associated with lung cancer

•                  Entered into a collaborative research and development agreement with PerkinElmer to develop a molecular diagnostic test for liver cancer risk

•                  Entered into a research agreement with Illumina to evaluate the potential for integrating Trovagene’s urine-based nucleic acid technology with Illumina’s gene sequencing technology.

Global Commercial Partnering Strategy for Urine-Based HPV Test

Trovagene continues to seek partners around the world to develop and commercialize its urine-based assay for the detection of high risk types of human papillomavirus (HPV) in women, particularly in developing countries where access to healthcare is limited. The Company has an agreement with Barretos Cancer Hospital in Brazil to evaluate this assay for potential population screening, and also has an agreement with Strand Life Sciences Pvt Ltd. to validate and commercialize the test in India and South Asia.

2014 Goals and Objectives

•                  Conduct additional clinical studies at major oncology centers and through collaborations with integrated healthcare networks

•                  Present and publish clinical results for studies using Trovagene’s molecular diagnostic platform as they become available

•                  Complete CLIA development and release additional urine-based tests for the detection and monitoring of multiple clinically actionable oncogene mutations in parallel

•                  Enter into additional R&D collaborations with pharmaceutical companies

•                  Expand and enter into new partnerships with strategic diagnostic and life science companies.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2013 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Investor Relations	Media Relations
David Moskowitz	Ian Stone
VP Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
202-280-0888	619-849-5388
dmoskowitz@trovagene.com	istone@canalecomm.com

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations and Comprehensive Loss

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$47	$163	$259	$450

Operating expenses:
Research and development	1,286	594	3,948	1,920
General and administrative	1,610	1,003	7,002	3,379
Total operating expenses	2,896	1,597	10,950	5,299

Operating loss	(2,849)	(1,434)	(10,691)	(4,849)

Other income (expense)	(29)	4	(36)	4

Change in fair value of derivative instruments - warrants	1,849	(4,896)	(1,084)	(6,721)
Net loss and comprehensive loss	$(1,029)	$(6,326)	$(11,811)	$(11,566)

Preferred stock dividend	(9)	(10)	(30)	(38)

Net loss and comprehensive loss available to common shareholders	$(1,038)	$(6,336)	$(11,841)	$(11,604)

Basic and diluted net loss per share	$(0.05)	$(0.43)	$(0.70)	$(0.89)

Weighted average shares outstanding- basic and diluted	18,901	14,716	16,978	13,067

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$25,837	$10,820
Other assets	568	590
Property and equipment, net	751	255
Total assets	$27,156	$11,665

Current portion of long-term debt	$198	$—
Accounts payable, accrued expenses and other liabilities	1,811	730

Long-term debt, less current portion	323	—
Derivative financial instruments	4,432	8,766
Stockholders’ equity	20,392	2,169
Total liabilities and stockholders’ equity	$27,156	$11,665

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